Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Third Quarter 2019 Results (Unaudited) and a Quarterly Cash Dividend of $0.22 Per Share

Third Quarter 2019 Summary

•	Net income of $41.4 million, or $0.69 per diluted share

•	Return on average assets of 1.44%, return on average equity of 8.32% and return on average tangible common equity of 16.27%

•	Net interest margin increased to 4.36%, core net interest margin increased to 4.12%

•	12% annualized growth for non-maturity deposits, or $214.3 million, since June 30, 2019

•	Noninterest bearing deposits increased to 41% of total deposits, compared to 39% in the prior quarter

•	Nonperforming assets as a percentage of total assets of 0.07%

•	Completed $100 million share repurchase program authorized in October 2018

Irvine, Calif., October 22, 2019 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income of $41.4 million, or $0.69 per diluted share for the third quarter of 2019, compared with net income of $38.5 million, or $0.62 per diluted share, for the second quarter of 2019 and net income of $28.4 million, or $0.46 per diluted share, for the third quarter of 2018.

For the three months ended September 30, 2019, the Company’s return on average assets (“ROAA”) was 1.44%, return on average equity (“ROAE”) was 8.32% and return on average tangible common equity (“ROATCE”) was 16.27%, compared to 1.33%, 7.71% and 15.16%, respectively, for the second quarter of 2019 and 1.00%, 5.95% and 12.89%, respectively, for the third quarter of 2018. Total assets were $11.8 billion at September 30, 2019 compared with $11.8 billion at June 30, 2019 and $11.5 billion at September 30, 2018. A reconciliation of the non–U.S. GAAP measure of ROATCE to the U.S. GAAP measure of common stockholders' equity is set forth at the end of this press release.

Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company, commented, “Our third quarter results reflect successful execution on the strategies we are employing to manage risk and enhance franchise value in the current environment of economic uncertainty and slowing growth. During the third quarter, we were able to effectively manage our cost of funds, protect our net interest margin, and realize a high level of efficiencies.

“Our performance continues to produce a superior level of risk-adjusted profitability, as we generated an ROAA of 1.44% and an ROATCE of 16.27% in the third quarter of 2019. Our strong profitability enabled us to return approximately $140 million of capital to our shareholders during the first nine months of the year through our quarterly dividend and stock repurchase program.

“Our focus on core deposit gathering continues to produce positive results. During the third quarter, our noninterest-bearing and money market deposits increased by $233.2 million, which enabled us to reduce higher cost funding, improved our overall deposit mix and helped drive a six basis point reduction in our cost of funds.

“While the markets in our geographic footprint remain healthy, we continue to be disciplined in our approach to loan production given the length of the economic expansion and our commitment to maintaining our conservative underwriting and pricing criteria. In the current environment, our focus will be on enhancing our franchise value through further improving our deposit mix, maintaining disciplined expense control and efficiently managing our capital,” said Mr. Gardner.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	September 30,	June 30,	September 30,
	2019	2019	2018
Financial Highlights	(dollars in thousands, except per share data)
Net income	$41,375	$38,527	$28,392
Diluted earnings per share	0.69	0.62	0.46
Return on average assets	1.44%	1.33%	1.00%
Return on average equity	8.32	7.71	5.95
Return on average tangible common equity (1)	16.27	15.16	12.89
Net interest margin	4.36	4.28	4.38
Core net interest margin (1)	4.12	4.08	4.19
Cost of deposits	0.71	0.73	0.54
Efficiency ratio (2)	50.9	51.1	53.5
Total assets	$11,811,497	$11,783,781	$11,503,881
Total deposits	8,859,288	8,861,922	8,502,145
Non-maturity deposits as a percent of total deposits	85%	82%	85%
Book value per share	$33.50	$32.80	$30.68
Tangible book value per share (1)	18.41	17.92	16.06
Total risk-based capital ratio	13.40%	13.54%	12.05%

(1) A reconciliation of the non-U.S. GAAP measures of average tangible common equity, core net interest margin and tangible book value per share to the U.S. GAAP measures of common stockholders' equity and book value are set forth at the end of this press release.

(2) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expense to the sum of net interest income before provision for credit losses and total noninterest income, less gains/(loss) on sale of securities, other-than-temporary impairment recovery/(loss) on investment securities, gain/(loss) from other real estate owned and gain/(loss) from debt extinguishment.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $112.3 million in the third quarter of 2019, an increase of $1.7 million, or 1.5%, from the second quarter of 2019. The increase in net interest income reflected one more day of interest, higher accretion and loan-related fees as well as lower cost of funds driven primarily by lower average balances of Federal Home Loan Bank of San Francisco (“FHLB”) advances and rates, partially offset by lower interest-earning asset yields and average balances.

The net interest margin for the third quarter of 2019 was 4.36%, compared with 4.28% in the prior quarter. The increase was primarily driven by higher accretion income of $6.0 million compared to $5.0 million in the prior quarter. Our core net interest margin, which excludes the impact of accretion, increased four basis points to 4.12%, compared to 4.08% in the prior quarter. The increase in our core net interest margin was primarily attributable to higher loan-related fees and lower cost of funds.

We anticipate our core net interest margin will be in the range of 4.00% to 4.10% in the fourth quarter of 2019.

Net interest income for the third quarter of 2019 decreased $378,000, or 0.3%, compared to the third quarter of 2018. The decrease was primarily related to an increase in our cost of funds since the end of the third quarter of 2018, partially offset by an increase in average interest-earning asset balances, which resulted primarily from investment securities purchases and organic loan growth since the end of the third quarter of 2018.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets	(dollars in thousands)
Cash and cash equivalents	$188,693	$403	0.85%	$187,963	$435	0.93%	$339,064	$898	1.05%
Investment securities	1,311,649	9,227	2.81	1,396,585	10,119	2.90	1,198,362	8,707	2.91
Loans receivable, net (1) (2)	8,728,536	122,974	5.59	8,779,440	121,860	5.57	8,664,796	119,271	5.46
Total interest-earning assets	$10,228,878	$132,604	5.14	$10,363,988	$132,414	5.12	$10,202,222	$128,876	5.01

Liabilities
Interest-bearing deposits	$5,343,043	$15,878	1.18	$5,345,388	$15,991	1.20	$5,316,195	$11,942	0.89
Borrowings	436,979	4,391	3.99	675,345	5,782	3.43	583,400	4,221	2.87
Total interest-bearing liabilities	$5,780,022	$20,269	1.39	$6,020,733	$21,773	1.45	$5,899,595	$16,163	1.09
Noninterest-bearing deposits	$3,533,797			$3,426,508			$3,473,056
Net interest income		$112,335			$110,641			$112,713
Net interest margin (3)			4.36			4.28			4.38
Cost of deposits			0.71			0.73			0.54
Cost of funds (4)			0.86			0.92			0.68

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $6.0 million, $5.0 million and $4.1 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

Provision for Credit Losses

Provision for credit losses for the third quarter of 2019 was $1.6 million, an increase of $1.2 million from the second quarter of 2019. The increase was primarily due to the replenishment of $1.4 million of net charge-offs in the third quarter, compared to $360,000 replenishment in the second quarter. Additionally, the provision for unfunded commitments was $197,000 compared with a reduction of $408,000 in the prior quarter. Provision for credit losses for the third quarter of 2019 decreased $419,000 compared to the third quarter of 2018 primarily driven by lower loan balances and commitments, and continued strength in asset quality.

	Three Months Ended
	September 30,	June 30,	September 30,
	2019	2019	2018
Provision for Credit Losses	(dollars in thousands)
Provision for loan losses	$1,365	$742	$1,646
Provision for unfunded commitments	197	(408)	335
Total provision for credit losses	$1,562	$334	$1,981

Noninterest Income

Noninterest income for the third quarter of 2019 was $11.4 million, an increase of $5.1 million, or 80.7%, from the second quarter of 2019. The increase was primarily due to a $4.0 million increase in net gain from sales of investment securities and a $1.4 million increase in net gain from the sales of loans, partially offset by a $724,000 decrease in debit card interchange fee income. The decrease in debit card interchange fee income was the result of the Bank becoming a non-exempt institution, effective July 1, 2019, under the Durbin Amendment that regulates debit card interchange fee income.

During the third quarter of 2019, the Bank sold $26.3 million of Small Business Administration (“SBA”) loans for a net gain of $2.3 million, compared with the sale of $24.4 million of SBA loans for a net gain of $2.2 million during the prior quarter. The current quarter also included the sale of $684,000 of non-SBA loans for a net gain of $8,000 compared with sales of $82.5 million of non-SBA loans for a net loss of $1.3 million during the prior quarter.

We anticipate our noninterest income will range from $6.5 million to $7.0 million for the fourth quarter of 2019 based upon current SBA loan sale gain rates and normal, recurring business activities.

Noninterest income for the third quarter of 2019 increased $3.2 million, or 38.7%, compared to the third quarter of 2018. The increase was primarily related to a $3.2 million increase in net gain from sales of investment securities as well as an $698,000 increase in other income, partially offset by a $640,000 decrease in debit card interchange fee income and a $409,000 decrease in earnings on bank-owned life insurance (“BOLI”), primarily the result of a death benefit received in the third quarter of 2018.

The increase in net gain from sales of loans for the third quarter of 2019 compared to the same period last year was primarily due to a higher premium on SBA loans sales of 109%, compared with 107% in the third quarter of 2018. The Bank sold $29.9 million of SBA loans for a net gain of $2.0 million during the third quarter of 2018.

	Three Months Ended
	September 30,	June 30,	September 30,
	2019	2019	2018
Noninterest Income	(dollars in thousands)
Loan servicing fees	$546	$409	$400
Service charges on deposit accounts	1,440	1,441	1,570
Other service fee income	360	363	317
Debit card interchange fee income	421	1,145	1,061
Earnings on BOLI	861	851	1,270
Net gain from sales of loans	2,313	902	2,029
Net gain from sales of investment securities	4,261	212	1,063
Other income	1,228	1,001	530
Total noninterest income	$11,430	$6,324	$8,240

 Noninterest Expense

Noninterest expense totaled $65.3 million for the third quarter of 2019, an increase of $1.4 million, or 2.2%, compared to the second quarter of 2019. The increase was driven by a $1.7 million increase in compensation primarily as a result of higher incentive and benefits expense and, to a lesser extent, a $641,000 increase in other expense. These increases were partially offset by a $750,000 decline in FDIC insurance premiums due to small institution assessment credits and a $487,000 decline in legal, audit and professional expense.

The Company anticipates that total operating expense will range from $65.0 million to $66.0 million for the fourth quarter of 2019.

Noninterest expense decreased by $17.4 million, or 21.1%, compared to the third quarter of 2018. The decrease was primarily related to a reduction in merger-related expense and additional cost savings from personnel and operations from the acquisition of Grandpoint Capital, Inc. (“Grandpoint”), partially offset by our continued investment to support our organic growth.

	Three Months Ended
	September 30,	June 30,	September 30,
	2019	2019	2018
Noninterest Expense	(dollars in thousands)
Compensation and benefits	$35,543	$33,847	$37,901
Premises and occupancy	7,593	7,517	7,214
Data processing	3,094	3,036	4,095
Other real estate owned operations, net	64	62	—
FDIC insurance premiums	(10)	740	1,060
Legal, audit and professional expense	3,058	3,545	3,280
Marketing expense	1,767	1,425	1,569
Office, telecommunications and postage expense	1,200	1,311	1,538
Loan expense	1,137	1,005	1,139
Deposit expense	3,478	3,668	2,833
Merger-related expense	(4)	5	13,978
CDI amortization	4,281	4,281	4,693
Other expense	4,135	3,494	3,482
Total noninterest expense	$65,336	$63,936	$82,782

Income Tax

For the third quarter of 2019, our effective tax rate was 27.2%, compared with 26.9% for the second quarter of 2019 and 21.5% for the third quarter of 2018. The increase in the effective tax rate from the third quarter of 2018 was the result of a $2.3 million one-time benefit associated with the filing of the 2017 federal and state tax returns, and the remeasurement of deferred tax items realized in the third quarter of 2018.

The Company expects our 2019 annual effective tax rate to be in the range of 27% to 28%.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $8.76 billion at September 30, 2019, a decrease of $14.5 million, or 0.2%, from June 30, 2019, and a decrease of $1.7 million, or 0.02%, from September 30, 2018. The decreases were primarily driven by higher loan prepayments and payoffs, as well as lower line utilization and fundings when compared to the prior quarter, partially offset by lower loan sales and higher loan purchases. Loan sales during the third quarter of 2019 included $26.3 million of SBA loans and $684,000 of non-SBA loans, compared with $24.4 million of SBA loans and $82.5 million of non-SBA loans sold in the second quarter of 2019.

During the third quarter of 2019, the Bank generated $536.9 million of new loan commitments and $356.6 million of new loan fundings, compared with $568.2 million in new loan commitments and $394.8 million in new loan fundings for the second quarter of 2019, and $604.8 million in new loan commitments and $439.8 million in new loan fundings for the third quarter of 2018.

At September 30, 2019, the ratio of loans held for investment to total deposits was 98.9%, compared with 99.0% and 103.0% at June 30, 2019 and September 30, 2018, respectively.

The following table presents the composition of the loan portfolio for the period indicated:

	September 30,	June 30,	September 30,
	2019	2019	2018
	(dollars in thousands)
Business loans:
Commercial and industrial	$1,233,938	$1,300,083	$1,359,841
Franchise	894,023	860,299	735,366
Commercial owner occupied	1,678,888	1,667,912	1,675,528
SBA	179,965	180,363	193,487
Agribusiness	119,633	126,857	133,241
Total business loans	4,106,447	4,135,514	4,097,463
Real estate loans:
Commercial non-owner occupied	2,053,590	2,121,312	1,931,165
Multi-family	1,611,904	1,520,135	1,554,692
One-to-four family	273,182	248,392	376,617
Construction	478,961	505,401	504,708
Farmland	171,667	169,724	138,479
Land	30,717	40,748	49,992
Total real estate loans	4,620,021	4,605,712	4,555,653
Consumer loans:
Consumer loans	40,548	40,680	114,736
Gross loans held for investment	8,767,016	8,781,906	8,767,852
Deferred loan origination costs/(fees) and premiums/(discounts), net	(9,540)	(9,968)	(8,648)
Loans held for investment	8,757,476	8,771,938	8,759,204
Allowance for loan losses	(35,000)	(35,026)	(33,306)
Loans held for investment, net	$8,722,476	$8,736,912	$8,725,898
Loans held for sale, at lower of cost or fair value	$7,092	$8,529	$52,880

The total end-of-period weighted average interest rate on loans, excluding fees and discounts, at September 30, 2019 was 5.00%, compared to 5.11% at June 30, 2019 and 5.08% at September 30, 2018.

The following table presents the composition of the organic loan commitments originated during the period indicated:

	September 30,	June 30,	September 30,
	2019	2019	2018
	(dollars in thousands)
Business loans:
Commercial and industrial	$130,494	$149,766	$133,938
Franchise	91,018	92,966	60,179
Commercial owner occupied	64,080	67,191	123,785
SBA	35,516	28,023	38,103
Agribusiness	6,241	9,859	9,016
Total business loans	327,349	347,805	365,021
Real estate loans:
Commercial non-owner occupied	90,464	101,956	97,585
Multi-family	41,289	35,061	70,683
One-to-four family	6,110	3,140	18,056
Construction	59,639	64,059	50,182
Farmland	9,350	13,044	—
Land	1,285	1,625	1,175
Total real estate loans	208,137	218,885	237,681
Consumer loans:
Consumer loans	1,463	1,551	2,080
Total loan commitments	$536,949	$568,241	$604,782

The weighted average interest rate on new loan production was 5.28% in the third quarter of 2019 compared with 5.42% in the second quarter of 2019 and 5.21% in the third quarter of 2018. During the third quarter of 2019, the Bank also purchased $94.9 million of multi-family loans at a weighted average interest rate of 4.27% and $35.5 million of commercial non-owner occupied loans at a weighted average interest rate of 4.52%.

Asset Quality and Allowance for Loan Losses

At September 30, 2019, our allowance for loan losses was $35.0 million, a decrease of $26,000, or 0.1%, from June 30, 2019 and an increase of $1.7 million, or 5.1%, from September 30, 2018. The provision for loan losses for the third quarter of 2019 was $1.4 million, compared to $742,000 and $1.6 million, for the second quarter of 2019 and the third quarter of 2018, respectively. During the third quarter of 2019, the Company incurred $1.4 million of net charge-offs, compared to $3.6 million and $87,000, at June 30, 2019 and September 30, 2018, respectively.

The ratio of allowance for loan losses to loans held for investment at September 30, 2019 amounted to 0.40%, compared to 0.40% and 0.38%, at June 30, 2019 and September 30, 2018, respectively. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value net discount on loans acquired through total bank acquisitions was $46.8 million, or 0.53% of total loans held for investment as of September 30, 2019, compared to $52.0 million, or 0.59% of total loans held for investment as of June 30, 2019, and $71.7 million, or 0.82% of total loans held for investment as of September 30, 2018.

Nonperforming assets totaled $8.2 million, or 0.07% of total assets, at September 30, 2019, an increase of $559,000 from June 30, 2019 and an increase of $478,000 from September 30, 2018. During the third quarter of 2019, nonperforming loans increased $468,000 to $8.1 million and other real estate owned increased $91,000 to $126,000. Total loan delinquencies were $11.2 million, or 0.13% of loans held for investment, at September 30, 2019, compared to $13.5 million, or 0.15% of loans held for investment, at June 30, 2019, and $7.7 million, or 0.09% of loans held for investment, at September 30, 2018.

	September 30,	June 30,	September 30,
	2019	2019	2018
Asset Quality	(dollars in thousands)
Nonperforming loans	$8,105	$7,637	$7,268
Other real estate owned	126	35	356
Other assets owned	—	—	129
Nonperforming assets	$8,231	$7,672	$7,753

Allowance for loan losses	$35,000	$35,026	$33,306
Allowance for loan losses as a percent of total nonperforming loans	432%	459%	458%
Nonperforming loans as a percent of loans held for investment	0.09	0.09	0.08
Nonperforming assets as a percent of total assets	0.07	0.07	0.07
Net loan charge-offs/(recoveries) for the quarter ended	$1,391	$3,572	$87
Net loan charge-offs for quarter to average total loans (1)	0.02%	0.04%	—%
Allowance for loan losses to loans held for investment (2)	0.40	0.40	0.38
Delinquent Loans
30 - 59 days	$1,725	$3,416	$1,977
60 - 89 days	3,212	801	720
90+ days	6,293	9,261	5,048
Total delinquency	$11,230	$13,478	$7,745
Delinquency as a percentage of loans held for investment	0.13%	0.15%	0.09%

(1) The ratio is less than 0.01% as of September 30, 2018.
(2) At September 30, 2019, 41% of loans held for investment include a fair value net discount of $46.8 million or 0.53% of loans held for investment. At June 30, 2019, 44% of loans held for investment include a fair value net discount of $52.0 million, or 0.59% of loans held for investment. At September 30, 2018, 53% of loans held for investment include a fair value net discount of $71.7 million or 0.82% of loans held for investment.

Investment Securities

Investments securities totaled $1.30 billion at September 30, 2019, a decrease of $4.3 million, or 0.3%, from June 30, 2019, and an increase of $195.8 million, or 17.8%, from September 30, 2018. The small decrease in the third quarter of 2019 compared to the prior quarter was primarily the result of $187.1 million in sales and $33.3 million in principal payments, amortization and redemptions, offset by $205.1 million in purchases and an $11.0 million increase in mark-to-market fair value adjustment. The increase compared to the same period last year was primarily the result of $667.3 million in purchases and a $66.1 million increase in mark-to-market fair value adjustment, partially offset by $413.6 million in sales and $124.0 million in principal payments, amortization and redemptions.

Deposits

At September 30, 2019, deposits totaled $8.86 billion, a decrease of $2.6 million, or 0.03%, from June 30, 2019 and an increase of $357.1 million, or 4.2%, from September 30, 2018. At September 30, 2019, non-maturity deposits totaled $7.52 billion, or 85% of total deposits, an increase of $214.3 million, or 2.9%, from June 30, 2019 and an increase of $323.7 million, or 4.5%, from September 30, 2018. During the third quarter of 2019, deposit decreases included $171.1 million in brokered certificates of deposit, $45.8 million in retail certificates of deposits and $18.9 million in interest checking, offset by increases of $143.2 million in noninterest-bearing deposits and $89.9 million in money market/savings deposits, as compared to the second quarter of 2019.

The weighted average cost of deposits for the three-month period ending September 30, 2019 was 0.71%, compared to 0.73% for the three-month period ending June 30, 2019, and 0.54% for the three-month period ending September 30, 2018. The decrease in the weighted average cost of deposits in the third quarter of 2019 compared to the prior quarter was primarily driven by lower volume in brokered certificates of deposits as well as higher average noninterest-bearing and money market deposit balances.

	September 30,	June 30,	September 30,
	2019	2019	2018
Deposit Accounts	(dollars in thousands)
Noninterest-bearing checking	$3,623,546	$3,480,312	$3,434,674
Interest-bearing:
Checking	529,401	548,314	495,483
Money market/savings	3,362,453	3,272,511	3,261,544
Retail certificates of deposit	1,019,433	1,065,207	1,045,334
Wholesale/brokered certificates of deposit	324,455	495,578	265,110
Total interest-bearing	5,235,742	5,381,610	5,067,471
Total deposits	$8,859,288	$8,861,922	$8,502,145

Cost of deposits	0.71%	0.73%	0.54%
Noninterest-bearing deposits as a percentage of total deposits	41%	39%	40%
Non-maturity deposits as a percent of total deposits	85%	82%	85%
Core deposits as a percent of total deposits (1)	91%	89%	91%

(1) Core deposits are all transaction accounts and non-brokered certificates of deposit less than $250,000.

Borrowings

At September 30, 2019, total borrowings amounted to $822.4 million, an increase of $17.9 million, or 2.2%, from June 30, 2019 and a decrease of $149.8 million, or 15.4%, from September 30, 2018. Total borrowings at September 30, 2019 included $604.6 million of FHLB advances and $217.8 million of subordinated debt. In May 2019, the Company issued $125.0 million aggregate principal amount of its 4.875% Fixed-to-Floating Rate Subordinated Notes (the “Notes”) due May 15, 2029. At September 30, 2019, total borrowings represented 7.0% of total assets, compared to 6.8% and 8.5%, as of June 30, 2019 and September 30, 2018, respectively.

On July 8, 2019, the Company used partial proceeds from the issuance of the Notes in May 2019 to redeem all $10.3 million principal amount of Junior Subordinated Deferrable Interest Debentures (the “Subordinated Debentures”) due 2034 issued by PPBI Trust I, a statutory business trust created under the laws of the State of Delaware. Prior to redemption, the Subordinated Debentures carried an interest rate of three-month LIBOR plus 2.75% per annum, for an effective rate of 5.35% per annum, and were scheduled to mature on April 6, 2034. The Subordinated Debentures were called at par, plus accrued and unpaid interest, for an aggregate amount of $10.4 million.

On September 17, 2019, the Company used partial proceeds from the issuance of the Notes in May 2019 to redeem all $5.2 million outstanding principal amount of floating rate junior subordinated debt securities associated with First Commerce Bancorp Statutory Trust I, a statutory business trust created under the laws of the State of Connecticut, acquired as part of the Grandpoint acquisition. Prior to redemption, the junior subordinated debt securities carried an interest rate of three-month LIBOR plus 2.95% per annum, for an effective rate of 5.36% per annum, and were scheduled to mature on September 17, 2033. The junior subordinated debt securities were called at par, plus accrued and unpaid interest, for an aggregate amount of $5.2 million.

On October 7, 2019, the Company used partial proceeds from the issuance of the Notes in May 2019 to redeem all $3.1 million outstanding principal amount of floating rate junior subordinated debt securities associated with Mission Community Capital Trust I, a statutory business trust created under the laws of the State of Delaware, acquired as part of the Heritage Oaks Bancorp acquisition. The junior subordinated debt securities carried an interest rate of three-month LIBOR plus 2.95% per annum, for an effective rate of 5.25% per annum, as of September 30, 2019 and were scheduled to mature on October 7, 2033. The junior subordinated debt securities were called at par, plus accrued and unpaid interest, for an aggregate amount of $3.1 million.

Capital Ratios

At September 30, 2019, our ratio of tangible common equity to total assets was 10.01%, compared with 9.96% at June 30, 2019 and 9.47% at September 30, 2018, with a tangible book value per share of $18.41, compared with $17.92 at June 30, 2019 and $16.06 at September 30, 2018.

At September 30, 2019, the Company had a tier 1 leverage ratio of 10.34%, common equity tier 1 capital ratio of 10.93%, tier 1 capital ratio of 11.04% and total capital ratio of 13.40%.

At September 30, 2019, the Bank exceeded all regulatory capital requirements with a tier 1 leverage ratio of 12.20%, common equity tier 1 capital ratio of 13.01%, tier 1 capital ratio of 13.01% and total capital ratio of 13.41%. These capital ratios each exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio and 10.00% for total capital ratio and exceeded the the minimum common equity Tier 1, Tier 1 and total capital ratio inclusive of the fully phased-in capital conservation buffer for 7.0%, 8.5% and 10.5%, respectively

	September 30,	June 30,	September 30,
Capital Ratios	2019	2019	2018
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	10.34%	10.32%	10.15%
Common equity tier 1 capital ratio	10.93	10.82	10.55
Tier 1 capital ratio	11.04	11.07	10.81
Total capital ratio	13.40	13.54	12.05
Tangible common equity ratio (1)	10.01	9.96	9.47

Pacific Premier Bank
Tier 1 leverage ratio	12.20%	11.66%	10.83%
Common equity tier 1 capital ratio	13.01	12.51	11.53
Tier 1 capital ratio	13.01	12.51	11.53
Total capital ratio	13.41	12.90	11.92

Share Data
Book value per share	$33.50	$32.80	$30.68
Tangible book value per share (1)	18.41	17.92	16.06
Dividend per share	0.22	0.22	—
Closing stock price (2)	31.19	30.88	37.20
Shares issued and outstanding	59,364,340	60,509,994	62,472,721
Market capitalization (2)(3)	$1,851,574	$1,868,549	$2,323,985

(1) A reconciliation of the non-U.S. GAAP measures of tangible common equity and tangible book value per share to the U.S. GAAP measures of common stockholders' equity and book value per share is set forth below.

(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On October 18, 2019, the Company's Board of Directors declared a $0.22 per share dividend, payable on November 15, 2019 to stockholders of record as of November 1, 2019. During the third quarter of 2019, the Company repurchased 1,145,515 shares of common stock at an average price of $29.68 per share with a total market value of $34.0 million under its stock repurchase program. The total number of common stock shares repurchased during the second and third quarter of 2019 under the program was 3,364,761 shares for a total of $100 million, or $29.69 per share, the maximum dollar value of shares approved by the Board of Directors. The Company's third stock repurchase program has been completed.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on October 22, 2019 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through October 29, 2019 at (877) 344-7529, conference ID 10135275.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $11.8 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as markets in the states of Arizona, Nevada and Washington. Through its more than 40 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners' associations and franchise lending nationwide.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates and the impact of the acquisition of Grandpoint and other acquisitions.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations, including those concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; uncertainty regarding the future of LIBOR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption on January 1, 2020; possible other-than-temporary impairments of securities held by us; the impact of current governmental efforts to restructure the U.S. financial regulatory system, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in consumer spending, borrowing and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national or global level; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2018 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
ASSETS	2019	2019	2019	2018	2018
Cash and due from banks	$166,238	$139,879	$122,947	$125,036	$151,983
Interest-bearing deposits with financial institutions	261,477	235,505	55,435	78,370	111,229
Cash and cash equivalents	427,715	375,384	178,382	203,406	263,212
Interest-bearing time deposits with financial institutions	2,711	2,956	5,896	6,143	6,386
Investments held-to-maturity, at amortized cost	40,433	42,997	43,894	45,210	46,385
Investment securities available-for-sale, at fair value	1,256,655	1,258,379	1,171,410	1,103,222	1,054,877
FHLB, FRB and other stock, at cost	92,986	92,841	94,751	94,918	98,779
Loans held for sale, at lower of cost or fair value	7,092	8,529	11,671	5,719	52,880
Loans held for investment	8,757,476	8,771,938	8,865,855	8,836,818	8,759,204
Allowance for loan losses	(35,000)	(35,026)	(37,856)	(36,072)	(33,306)
Loans held for investment, net	8,722,476	8,736,912	8,827,999	8,800,746	8,725,898
Accrued interest receivable	38,603	40,420	40,302	37,837	37,683
Other real estate owned	126	35	180	147	356
Premises and equipment	62,851	54,218	61,523	64,691	66,103
Deferred income taxes, net	—	2,266	9,275	15,627	26,848
Bank owned life insurance	112,716	112,054	111,400	110,871	110,354
Intangible assets	87,560	91,840	96,120	100,556	105,187
Goodwill	808,322	808,322	808,726	808,726	807,892
Other assets	151,251	156,628	118,966	89,568	101,041
Total assets	$11,811,497	$11,783,781	$11,580,495	$11,487,387	$11,503,881
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest-bearing checking	$3,623,546	$3,480,312	$3,423,893	$3,495,737	$3,434,674
Interest-bearing:
Checking	529,401	548,314	560,274	526,088	495,483
Money market/savings	3,362,453	3,272,511	3,138,875	3,225,849	3,261,544
Retail certificates of deposit	1,019,433	1,065,207	1,007,559	1,009,066	1,045,334
Wholesale/brokered certificates of deposit	324,455	495,578	584,574	401,611	265,110
Total interest-bearing	5,235,742	5,381,610	5,291,282	5,162,614	5,067,471
Total deposits	8,859,288	8,861,922	8,715,175	8,658,351	8,502,145
FHLB advances and other borrowings	604,558	571,575	609,591	667,681	861,972
Subordinated debentures	217,825	232,944	110,381	110,313	110,244
Deferred income taxes, net	301	—	—	—	—
Accrued expenses and other liabilities	140,527	132,884	138,284	81,345	113,143
Total liabilities	9,822,499	9,799,325	9,573,431	9,517,690	9,587,504
STOCKHOLDERS’ EQUITY:
Common stock	584	595	617	617	617
Additional paid-in capital	1,590,168	1,618,137	1,676,024	1,674,274	1,671,673
Retained earnings	368,051	343,366	325,363	300,407	260,764
Accumulated other comprehensive (loss) income	30,195	22,358	5,060	(5,601)	(16,677)
Total stockholders' equity	1,988,998	1,984,456	2,007,064	1,969,697	1,916,377
Total liabilities and stockholders' equity	$11,811,497	$11,783,781	$11,580,495	$11,487,387	$11,503,881

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
INTEREST INCOME
Loans	$122,974	$121,860	$119,271	$366,310	$289,069
Investment securities and other interest-earning assets	9,630	10,554	9,605	29,951	23,333
Total interest income	132,604	132,414	128,876	396,261	312,402
INTEREST EXPENSE
Deposits	15,878	15,991	11,942	45,153	25,612
FHLB advances and other borrowings	1,214	3,083	2,494	9,099	6,642
Subordinated debentures	3,177	2,699	1,727	7,627	4,983
Total interest expense	20,269	21,773	16,163	61,879	37,237
Net interest income before provision for credit losses	112,335	110,641	112,713	334,382	275,165
Provision for credit losses	1,562	334	1,981	3,422	5,995
Net interest income after provision for credit losses	110,773	110,307	110,732	330,960	269,170
NONINTEREST INCOME
Loan servicing fees	546	409	400	1,353	1,037
Service charges on deposit accounts	1,440	1,441	1,570	4,211	3,777
Other service fee income	360	363	317	1,079	632
Debit card interchange fee income	421	1,145	1,061	2,637	3,187
Earnings on BOLI	861	851	1,270	2,622	2,498
Net gain from sales of loans	2,313	902	2,029	4,944	8,830
Net gain from sales of investment securities	4,261	212	1,063	4,900	1,399
Other income	1,228	1,001	530	3,689	2,697
Total noninterest income	11,430	6,324	8,240	25,435	24,057
NONINTEREST EXPENSE
Compensation and benefits	35,543	33,847	37,901	102,778	96,048
Premises and occupancy	7,593	7,517	7,214	22,645	17,040
Data processing	3,094	3,036	4,095	9,060	9,544
Other real estate owned operations, net	64	62	—	129	3
FDIC insurance premiums	(10)	740	1,060	1,530	2,252
Legal, audit and professional expense	3,058	3,545	3,280	9,601	6,935
Marketing expense	1,767	1,425	1,569	4,689	4,451
Office, telecommunications and postage expense	1,200	1,311	1,538	3,721	3,733
Loan expense	1,137	1,005	1,139	3,015	2,324
Deposit expense	3,478	3,668	2,833	10,729	6,811
Merger-related expense	(4)	5	13,978	656	15,857
CDI amortization	4,281	4,281	4,693	12,998	8,963
Other expense	4,135	3,494	3,482	11,298	8,705
Total noninterest expense	65,336	63,936	82,782	192,849	182,666
Net income before income taxes	56,867	52,695	36,190	163,546	110,561
Income tax	15,492	14,168	7,798	44,926	26,864
Net income	$41,375	$38,527	$28,392	$118,620	$83,697
EARNINGS PER SHARE
Basic	$0.69	$0.62	$0.46	$1.93	$1.63
Diluted	$0.69	$0.62	$0.46	$1.92	$1.61
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	59,293,218	61,308,046	61,727,030	60,853,081	51,282,533
Diluted	59,670,855	61,661,773	62,361,804	61,201,858	51,965,647

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$188,693	$403	0.85%	$187,963	$435	0.93%	$339,064	$898	1.05%
Investment securities	1,311,649	9,227	2.81	1,396,585	10,119	2.90	1,198,362	8,707	2.91
Loans receivable, net (1)(2)	8,728,536	122,974	5.59	8,779,440	121,860	5.57	8,664,796	119,271	5.46
Total interest-earning assets	10,228,878	132,604	5.14	10,363,988	132,414	5.12	10,202,222	128,876	5.01
Noninterest-earning assets	1,232,963			1,221,985			1,185,882
Total assets	$11,461,841			$11,585,973			$11,388,104
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$553,588	$688	0.49%	$543,473	$535	0.39%	$532,246	$480	0.36%
Money market	3,107,570	7,736	0.99	2,978,065	7,305	0.98	3,143,556	6,391	0.81
Savings	239,601	103	0.17	242,483	92	0.15	264,453	97	0.15
Retail certificates of deposit	1,044,174	4,867	1.85	1,025,404	4,610	1.80	1,059,416	3,417	1.28
Wholesale/brokered certificates of deposit	398,110	2,484	2.48	555,963	3,449	2.49	316,524	1,557	1.95
Total interest-bearing deposits	5,343,043	15,878	1.18	5,345,388	15,991	1.20	5,316,195	11,942	0.89
FHLB advances and other borrowings	214,264	1,214	2.25	491,706	3,083	2.51	473,197	2,494	2.09
Subordinated debentures	222,715	3,177	5.71	183,639	2,699	5.88	110,203	1,727	6.27
Total borrowings	436,979	4,391	3.99	675,345	5,782	3.43	583,400	4,221	2.87
Total interest-bearing liabilities	5,780,022	20,269	1.39	6,020,733	21,773	1.45	5,899,595	16,163	1.09
Noninterest-bearing deposits	3,533,797			3,426,508			3,473,056
Other liabilities	157,711			138,746			107,055
Total liabilities	9,471,530			9,585,987			9,479,706
Stockholders' equity	1,990,311			1,999,986			1,908,398
Total liabilities and equity	$11,461,841			$11,585,973			$11,388,104
Net interest income		$112,335			$110,641			$112,713
Net interest margin (3)			4.36%			4.28%			4.38%
Cost of deposits			0.71			0.73			0.54
Cost of funds (4)			0.86			0.92			0.68
Ratio of interest-earning assets to interest-bearing liabilities			176.97			172.14			172.93

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $6.0 million, $5.0 million and $4.1 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION

	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
	(dollars in thousands)
Business loans
Commercial and industrial	$1,233,938	$1,300,083	$1,336,520	$1,364,423	$1,359,841
Franchise	894,023	860,299	813,057	765,416	735,366
Commercial owner occupied	1,678,888	1,667,912	1,648,762	1,679,122	1,675,528
SBA	179,965	180,363	188,757	193,882	193,487
Agribusiness	119,633	126,857	134,603	138,519	133,241
Total business loans	4,106,447	4,135,514	4,121,699	4,141,362	4,097,463
Real estate loans
Commercial non-owner occupied	2,053,590	2,121,312	2,124,250	2,003,174	1,931,165
Multi-family	1,611,904	1,520,135	1,511,942	1,535,289	1,554,692
One-to-four family	273,182	248,392	279,467	356,264	376,617
Construction	478,961	505,401	538,197	523,643	504,708
Farmland	171,667	169,724	167,345	150,502	138,479
Land	30,717	40,748	46,848	46,628	49,992
Total real estate loans	4,620,021	4,605,712	4,668,049	4,615,500	4,555,653
Consumer loans
Consumer loans	40,548	40,680	85,302	89,424	114,736
Gross loans held for investment	8,767,016	8,781,906	8,875,050	8,846,286	8,767,852
Deferred loan origination costs/(fees) and premiums/(discounts), net	(9,540)	(9,968)	(9,195)	(9,468)	(8,648)
Loans held for investment	8,757,476	8,771,938	8,865,855	8,836,818	8,759,204
Allowance for loan losses	(35,000)	(35,026)	(37,856)	(36,072)	(33,306)
Loans held for investment, net	$8,722,476	$8,736,912	$8,827,999	$8,800,746	$8,725,898

Loans held for sale, at lower of cost or fair value	$7,092	$8,529	$11,671	$5,719	$52,880

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION

	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
Asset Quality	(dollars in thousands)
Nonperforming loans	$8,105	$7,637	$12,858	$4,857	$7,268
Other real estate owned	126	35	180	147	356
Other assets owned	—	—	13	13	129
Nonperforming assets	$8,231	$7,672	$13,051	$5,017	$7,753

Allowance for loan losses	$35,000	$35,026	$37,856	$36,072	$33,306
Allowance for loan losses as a percent of total nonperforming loans	432%	459%	294%	743%	458%
Nonperforming loans as a percent of loans held for investment	0.09	0.09	0.15	0.05	0.08
Nonperforming assets as a percent of total assets	0.07	0.07	0.11	0.04	0.07
Net loan charge-offs for the quarter ended	$1,391	$3,572	$228	$138	$87
Net loan charge-offs for the quarter to average total loans(1)	0.02%	0.04%	—%	—%	—%
Allowance for loan losses to loans held for investment (2)	0.40%	0.40%	0.43%	0.41%	0.38%
Delinquent Loans
30 - 59 days	$1,725	$3,416	$2,299	$7,046	$1,977
60 - 89 days	3,212	801	1,982	1,242	720
90+ days	6,293	9,261	11,481	4,565	5,048
Total delinquency	$11,230	$13,478	$15,762	$12,853	$7,745
Delinquency as a percent of loans held for investment	0.13%	0.15%	0.18%	0.15%	0.09%

(1) The ratios are less than 0.01% as of March 31, 2019, December 31, 2018, and September 30, 2018.
(2) At September 30, 2019, 41% of loans held for investment include a fair value net discount of $46.8 million or 0.53% of loans held for investment. At June 30, 2019, 44% of loans held for investment include a fair value net discount of $52.0 million, or 0.59% of loans held for investment. At September 30, 2018, 53% of loans held for investment include a fair value net discount of $71.7 million or 0.82% of loans held for investment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(dollars in thousands, except per share data)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, this non-GAAP financial measure is supplemental and is not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this adjusted measure, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average tangible common equity is a non-U.S. GAAP financial measure derived from U.S. GAAP-based amounts. We calculate this figure by excluding CDI amortization expense from net income and excluding the average CDI and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	September 30,	June 30,	September 30,
	2019	2019	2018
Net income	$41,375	$38,527	$28,392
Plus CDI amortization expense	4,281	4,281	4,693
Less CDI amortization expense tax adjustment	1,240	1,240	1,011
Net income for average tangible common equity	$44,416	$41,568	$32,074

Average stockholders' equity	$1,990,311	$1,999,986	$1,908,398
Less average CDI	90,178	94,460	108,258
Less average goodwill	808,322	808,778	805,116
Average tangible common equity	$1,091,811	$1,096,748	$995,024

Return on average equity	8.32%	7.71%	5.95%
Return on average tangible common equity	16.27%	15.16%	12.89%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-U.S. GAAP financial measures derived from U.S. GAAP-based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-U.S. GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.

	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
Total stockholders' equity	$1,988,998	$1,984,456	$2,007,064	$1,969,697	$1,916,377
Less intangible assets	895,882	900,162	904,846	909,282	913,079
Tangible common equity	$1,093,116	$1,084,294	$1,102,218	$1,060,415	$1,003,298

Book value per share	$33.50	$32.80	$31.97	$31.52	$30.68
Less intangible book value per share	15.09	14.88	14.41	14.55	14.62
Tangible book value per share	$18.41	$17.92	$17.56	$16.97	$16.06

Total assets	$11,811,497	$11,783,781	$11,580,495	$11,487,387	$11,503,881
Less intangible assets	895,882	900,162	904,846	909,282	913,079
Tangible assets	$10,915,615	$10,883,619	$10,675,649	$10,578,105	$10,590,802

Tangible common equity ratio	10.01%	9.96%	10.32%	10.02%	9.47%

Core net interest income and core net interest margin are non-U.S. GAAP financial measures derived from U.S. GAAP-based amounts. We calculate core net interest income by excluding scheduled accretion income, accelerated accretion income, CD mark-to-market and nonrecurring nonaccrual interest paid from net interest income. The core net interest margin is calculated as the ratio of core net interest income to average interest-earning assets. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	September 30,	June 30,	September 30,
	2019	2019	2018
Net interest income	$112,335	$110,641	$112,713
Less scheduled accretion income	2,161	2,387	2,837
Less accelerated accretion income	3,865	2,563	1,302
Less CD mark-to-market	124	124	491
Less nonrecurring nonaccrual interest paid	37	107	380
Core net interest income	$106,148	$105,460	$107,703

Average interest-earning assets	$10,228,878	$10,363,988	$10,202,222

Net interest margin	4.36%	4.28%	4.38%
Core net interest margin	4.12%	4.08%	4.19%